Exhibit 99.1

Falcon Capital Acquisition Corp. Announces Pricing of $300 Million Initial Public Offering

NEW YORK, September 21, 2020 – Falcon Capital Acquisition Corp. (the “Company”) announced today the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The units are expected to be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “FCACU” beginning on September 22, 2020. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “FCAC” and “FCACW,” respectively. The offering is expected to close on September 24, 2020.

Falcon Capital Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus on media, digital media/consumer technology, interactive entertainment and related industries.

Goldman Sachs & Co. LLC is serving as sole bookrunning manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 21, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Saif Rahman

info@ariliam.com

Media Contact

Gladstone Place Partners

Steve Lipin / Christina Stenson

212-230-5930